UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a preliminary proxy statement and accompanying request card with the Securities and Exchange Commission to be to be used to solicit requests for the calling of a special meeting of shareholders of Taubman Centers, Inc., a Michigan corporation (the “Company”).

On June 18, 2017, the Stamford Advocate published the following story regarding Land & Buildings’ campaign for change at the Company:

Stamford hedge fund pushes city mall owner for change

By Paul Schott     Sunday, June 18, 2017

STAMFORD — Jon Litt takes an elevator down from his seventh-floor offices at the downtown Landmark Square complex and walks a few steps to visit the city’s shopping mall.

At the Stamford Town Center, the founder and chief investment officer of hedge fund Land and Buildings enjoys visiting establishments such as the Apple store and Saks Fifth Avenue Off 5TH.

But Litt sees much more than a place to go shopping.

In the past year, Land and Buildings has waged a vocal campaign to shake up the board and management of the Bloomfield Hills, Mich.-based Taubman Centers, the company that owns and operates the mall. Litt describes Taubman as an enterprise beset by poor governance, but one that still owns top-class properties in a challenged, but promising industry.

“We think the mall portfolio has extraordinary value and opportunity,” Litt said in an interview last week in Land and Buildings’ offices. “And we’d really like to work with this board and management to unlock that value.”

Pushing for change

Litt, 52, who lives in Greenwich, has followed Taubman since its IPO in 1992. He founded Land and Buildings in 2008, a fund with some $400 million in assets that specializes in publicly traded real estate and real estate-related securities. Previously, he worked as an analyst and investor focused on REITs.

A conference Litt attended in March 2016 in Hollywood, Fla., sparked his current round of activism. Taubman CEO Robert Taubman gave a speech there announcing the company’s need to invest $500 million in its Beverly Center in Beverly Hills, Calif., according to Litt. A lack of details from Taubman about the investment’s expected returns sparked concerns among investors, Litt said.

Subsequent slides in the value of Taubman’s shares led to Land and Buildings buying Taubman stock. In the second quarter of 2016, the firm mainly acquired the shares comprising its 1.5 percent ownership stake in the company.

Land and Buildings took an assertive approach as a shareholder, with outreach to the company that included meetings with Robert Taubman to offer input on corporate governance and management.

Many of Litt’s misgivings with Taubman focus on the company’s power structure. The Taubman family is exercising voting powers equivalent to a 30 percent ownership stake, when their share should be limited to about 8 percent to conform with the company’s charter, according to Litt. Litigation filed last month by Land and Buildings in a Michigan court seeks to impose the 8 percent limit.

The Taubman family’s disproportionate voting rights stymie turnover on the company’s board and accountability to shareholders, and have translated into poor management and underperforming earnings, Litt said.

Taubman shares traded last week at about $60, down from a 52-week high of about $82. Litt argues they could trade at $106 if the value of the company’s assets was realized.

“The root of the problem is governance, and the manifestation is building malls and getting really poor returns,” Litt said. “It’s operating your malls the way you want to operate them, but not operating with best-in-class policies and procedures. It’s deciding you want to invest in (properties in) Asia when all your shareholders say ‘We don’t want you in Asia.’”

Taubman officials were not available for an interview last week. In a statement sent to Hearst Connecticut Media, they said the company has made significant improvements in the past year to its governance based on “in-depth discussions” with shareholders.

“The Taubman board and management team are committed to serving the best interests of all our shareholders,” they said in the statement. “We look forward to continued, constructive engagement with them as we execute on these initiatives to ensure our board is best positioned to extend Taubman’s track record of value creation.”

But Litt said Taubman was not receptive to his firm’s recommendations, including its desire to bring in new board members. As a result, Land and Buildings decided to wage a “proxy contest” to prompt change. Litt and Charles Elson, a finance professor who leads a corporate governance center at the University of Delaware, ran as Land and Buildings’ candidates in Taubman’s 2017 board election.

“Our objective is always to work collaboratively with the company to find solutions to maximize value for all shareholders,” Litt said. “Running a proxy contest is really a last resort when the management of the board just say no.”

Litt and Elson lost to Taubman’s slate, which included Robert Taubman, who is board chairman. They said they would have won if the 8 percent voting limit for Taubman had been enacted and pointed to their reported majority support among shareholders outside the Taubman family.

Undeterred by the election, Litt and his colleagues are pressing on with their campaign. They have called for Taubman to institute annual elections, the directors elected earlier this month to voluntarily stand for election next year and the company to make three board changes before the 2018 election.

Land and Buildings also wants to organize a special meeting of shareholders to take advisory votes on its recommendations.

“I’ve been doing this for 25 years; I’m not going anywhere,” Litt said. “While we might not have a voice from inside the board room, I think we will continue to have a voice with the board because we will continue to be proactive as we were during the proxy contest.”

In their statement, Taubman officials said they “remain focused on enhancing our governance policies through initiatives to accelerate board refreshment and declassify our board.”

Land and Buildings’ strategy did not surprise hedge fund observers.

“Activists probably target companies more in troubled industries, but not necessarily only in those industries,” said Namho Kang, an assistant professor of finance in the University of Connecticut’s business school. “Activists like to target firms with potential for improvement and companies that are likely to be improved with some changes. They don’t want to go into companies that have no possibility of turning around.”

Faith in retail

A strong belief in Taubman’s portfolio of 21 malls in the U.S. underpins Litt’s efforts to reform Taubman. Despite widespread closings by the likes of Macy’s and Sears and the rise of e-commerce, he sees an abiding desire among customers to venture outside their homes to do their shopping.

Other retail experts agree. Retailers will aim to consolidate their stores in top-tier “class A” properties like Taubman’s, which generate more than $600 in annual sales per square foot, said Garrick Brown, vice president of retail research in the Americas for commercial real estate firm Cushman & Wakefield.

“People are thinking retail is getting killed, but what retail is doing is it is separating the wheat from the chaff,” Brown said. “We were grossly overbuilt in the retail world. The class A mall world certainly is not bulletproof — it has plenty of challenges — but that’s the one sector where I don’t think you’ll see any failed malls.”

Like Stamford Town Center, the Danbury Fair mall and Westfield mall in Trumbull also rank as class A shopping complexes. Their status shielded all three from the 68 Macy’s store closings announced this year.

“The best of the best malls should survive,” Litt said. “If Macy’s goes out in a highly productive mall, you’re going to be able to put another tenant in that space.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC together with the other participants named herein (collectively, "Land & Buildings "), has filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be to be used to solicit requests for the calling of a special meeting shareholders of Taubman Centers, Inc., a Michigan corporation (“TCO” or the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Opportunity”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”) and Jonathan Litt.

As of the date hereof, L&B Capital directly owns 251,700 shares of Common Stock, $0.01 par value, of the Company (the "Shares”). As of the date hereof, L&B Opportunity directly owns 215,700 Shares. As of the date hereof, 453,047 Shares were held in certain accounts managed by L&B Management (the “Managed Accounts”). L&B GP, as the general partner of each of L&B Capital and L&B Opportunity, may be deemed the beneficial owner of the (i) 251,700 Shares owned by L&B Capital and (ii) 215,700 Shares owned by L&B Opportunity. L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of the (i) 251,700 Shares owned by L&B Capital, (ii) 215,700 Shares owned by L&B Opportunity, and (iii) 453,047 Shares held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 251,700 Shares owned by L&B Capital, (ii) 215,700 Shares owned by L&B Opportunity, and (iii) 453,047 Shares held in the Managed Accounts. In addition, as of the date hereof, Mr. Litt directly owns 436 shares of the Company’s 6.5% Series J Cumulative Redeemable Preferred Stock, no par value.